Exhibit 10.13

CACI INTERNATIONAL INC.

CACI, INC.- FEDERAL

CACI ACQUISITION CORPORATION

ACTON BURNELL, INC.

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

Article 1 Definitions			1
1.1	Certain Matters of Construction		1
1.2	Cross References		1
1.3	Certain Definitions		3

Article 2 The Merger			7
2.1	Procedure for the Merger		7
2.2	Surviving Corporation.		7
	2.2.1	Corporate Existence	7
	2.2.2	Articles of Incorporation and By-laws	7
	2.2.3	Directors	7
	2.2.4	Effect of the Merger	8
2.3	Conversion of Stock		8
	2.3.1	Stock of the Company	8
	2.3.2	Merger Price and Merger Price Per Share	8
	2.3.3	Stock of Merger Sub	8
2.4	Appraisal Rights		8
	2.4.1	Major Stockholders’ Consent and Appraisal Rights	9
2.5	Exercise of Options		9
2.6	Payment of Merger Price		9
	2.6.1	Stockholder List	9
	2.6.2	Closing Certificate	9
	2.6.3	The Merger Price Paid at the Closing	9
	2.6.4	The Remaining Merger Price	10
	2.6.5	Letters of Transmittal	10
2.7	Additional Actions		10
2.8	Stockholders’ Representative		10
2.9	Final Adjustment to Merger Price.		12
	2.9.1	Preparation of Closing Balance Sheet	12
	2.9.2	Review of Closing Balance Sheet	12
	2.9.3	Disputes	12
	2.9.4	Final Closing Balance Sheet	13
	2.9.5	Adjustments to the Merger Price	13

Article 3 Representations And Warranties Of The Company			13
3.1	Corporate Status of the Company		13
3.2	Capital Stock.		14
	3.2.1	Authorized Stock of the Company	14

	3.2.2	Options and Convertible Securities of the Company	14
3.3	Subsidiaries/Acquisitions/Divestures		14
3.4	Authority for Agreement; Noncontravention.		14
	3.4.1	Authority	14
	3.4.2	No Conflict	15
3.5	Financial Statements		15
3.6	Absence of Material Adverse Changes		16
3.7	Absence of Undisclosed Liabilities		16
3.8	Compliance with Applicable Law, Charter and By-Laws		16
3.9	Litigation and Audits		16
3.10	Tax Matters		17
	3.10.1	Filing of Returns	17
	3.10.2	Payment of Taxes	17
	3.10.3	Assessments or Disputes	17
	3.10.4	Waiver of Statute of Limitations	17
	3.10.5	Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations	17
	3.10.6	No Changes in Accounting, Closing Agreement, Installment Sale	17
3.11	Employee Benefit Plans.		18
	3.11.1	List of Plans	18
	3.11.2	ERISA	18
	3.11.3	Plan Determinations	19
	3.11.4	Funding	19
3.12	Employment-Related Matters.		20
	3.12.1	Labor Relations	20
	3.12.2	Employee List	20
3.13	Environmental.		20
	3.13.1	Environmental Laws	20
	3.13.2	Environmental Claims	20
3.14	No Broker’s or Finder’s Fees		20
3.15	Assets Other Than Real Property.		21
	3.15.1	Title	21
	3.15.2	Accounts Receivable	21
	3.15.3	Pre-Closing Receivables	21
	3.15.4	Condition	21
	3.15.5	Unclaimed Property	21
3.16	Real Property.		21
	3.16.1	Company Real Property	21
	3.16.2	Company Leases	22
3.17	Agreements, Contracts and Commitments.		22
	3.17.1	Company Agreements	22
	3.17.2	Validity	23
	3.17.3	Third-Party Consents	24
3.18	Intellectual Property.		24
	3.18.1	Right to Intellectual Property	24
	3.18.2	No Conflict	24

	3.18.3	Employee Agreements	25
3.19	Insurance Contracts		25
3.20	Banking Relationships		25
3.21	Absence of Certain Relationships		26

Article 4 Representations And Warranties Of Parent, Federal and Merger Sub			26
4.1	Corporate Status of Parent, Federal and Merger Sub		26
4.2	Authorized Stock of Merger Sub		26
4.3	Authority for Agreement; Noncontravention.		26
	4.3.1	Authority of Parent	26
	4.3.2	No Conflict	26
4.4	SEC Statements, Reports and Documents		27
4.5	Absence of Material Adverse Changes		27
4.6	Sophisticated Investor		27
4.7	Brokers’, Finders’ Fees, etc		28
4.8	No Knowledge of Misrepresentations or Omissions		28
4.9	Litigation		28

Article 5 Conduct Prior To The Closing Date			28
5.1	Conduct of Business of the Company		28
5.2	Conduct of Business of Parent		30

Article 6 Additional Agreements			31
6.1	Exclusivity		31
6.2	Expenses.		31
	6.2.1	General	31
	6.2.2	Broker Fees	31
	6.2.3	Uncovered Expenses	31
6.3	Indemnification Provisions		31
	6.3.1	Indemnification	31
	6.3.2	Claims for Indemnification	32
	6.3.3	Defense by Indemnifying Party	32
	6.3.4	Limitation on Liability for Indemnity	33
	6.3.5	Claims Period	33
	6.3.6	Losses Not to Include Amounts in Net Assets	33
	6.3.7	Exclusive Remedy	33
	6.3.8	Express Waiver of Other Remedies	33
	6.3.9	Insurance	34
	6.3.10	Subrogation	34
	6.3.11	Merger Price	34
	6.3.12	Effect of Notice	34
	6.3.13	Overestimation of Loss	34
	6.3.14	Certain Limitations	34
6.4	Disclosure Generally.		35
6.5	Disclaimer of Implied Warranties		35
6.6	Access and Information		35
6.7	Public Disclosure		35

6.8	No Solicitation of Employees		35
6.9	Further Assurances.		36
	6.9.1	Generally	36
	6.9.2	Novation of the Material Contracts	36
6.10	Certain Tax Matters.		36
	6.10.1	Tax Periods Ending on or before the Closing Date	36
	6.10.2	Tax Periods Beginning Before and Ending after the Closing Date	37
	6.10.3	Cooperation on Tax Matters	37
	6.10.4	Tax Sharing Agreements	38
	6.10.5	Certain Taxes	38
	6.10.6	Tax Treatment of the Merger	38
	6.10.7	Section 338 Election	38
6.11	Notification		38
6.12	Amendment of Charter Documents		39
6.13	Employee Matters		39
6.14	Payment of Bonuses to Company Employees		39
6.15	Books and Records		39
6.16	Stockholders’ Meeting		39

Article 7 Conditions Precedent			39
7.1	Conditions Precedent to the Obligations of Each Party		39
	7.1.1	No Illegality	40
	7.1.2	Government Consents	40
	7.1.3	No Injunction	40
7.2	Conditions Precedent to Obligation of Parent, Federal and Merger Sub to Consummate the Merger		40
	7.2.1	Representations and Warranties	40
	7.2.2	Agreements and Covenants	40
	7.2.3	Legal Opinion	41
	7.2.4	Closing Documents	41
	7.2.5	Third Party Consents	41
	7.2.6	Diligence Review	41
	7.2.7	Employment Agreements	41
	7.2.8	Consulting, Non-Compete, Non-Solicitation and Non-Disturbance Agreement	41
	7.2.9	Material Adverse Effect	41
7.3	Conditions to Obligations of the Company and the Stockholders to Consummate the Merger		41
	7.3.1	Representations and Warranties	42
	7.3.2	Agreements and Covenants	42
	7.3.3	Legal Opinion	42
	7.3.4	Closing Documents	42
	7.3.5	Material Adverse Effect	42
	7.3.6	Payment of Merger Price	42
	7.3.7	Written Waiver	42

Article 8 Survival Of Representations			43

8.1	The Company’s Representations	43
8.2	Parent’s Representations	43

Article 9 Other provisions		43
9.1	Termination Events	43
9.2	Notices	44
9.3	Entire Agreement	46
9.4	Assignability	46
9.5	Validity	46
9.6	Specific Performance	46
9.7	Governing Law	46
9.8	Counterparts	46
9.9	Jurisdiction	46
9.10	Legal Representation	46
9.11	Amendment	47

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2002 (the “Agreement”), by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC.—FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), CACI Acquisition Corporation, a Virginia corporation and wholly-owned subsidiary of Federal (“Merger Sub”), and Acton Burnell, Inc., a Virginia corporation (the “Company”), and the stockholders of the Company listed on Schedule A attached hereto (collectively, the “Major Stockholders”). Merger Sub and the Company together are sometimes referred to herein as the “Constituent Corporations.”

W I T N E S S E T H

WHEREAS, the respective boards of directors of Parent, Federal, Merger Sub and the Company have determined that it is advisable that the Merger Sub be merged with and into the Company (the “Merger”) on the terms and conditions set forth herein and in accordance with the provisions of Title 13.1 of the Code of Virginia (the “CV”);

WHEREAS, as of the date hereof, the Major Stockholders respectively own the number of issued and outstanding shares of common stock, $.002 par value per share, of the Company (“Common Stock”), in each case as set forth opposite such Stockholder’s name on Schedule A hereto; and

WHEREAS, Parent, Federal, Merger Sub, the Major Stockholders and the Company desire to make certain representations and warranties and other agreements in connection with the Merger;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

DEFINITIONS

1.1 Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

1.2 Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Acquisition Proposals	Section 6.1
Agreement	Preamble
Articles of Merger	Section 2.1
Auditor	Section 2.9.3
Broker	Section 2.6.3
Closing	Section 2.1
Closing Balance Sheet	Section 2.9.1
Closing Date	Section 2.1
Common Stock	Preamble
Company	Preamble
Company Balance Sheet	Section 3.5
Company Financial Statements	Section 3.5
Company Insurance Contracts	Section 3.19
Company Proprietary Rights	Section 3.18.1
Company Plans	Section 3.11.1
Constituent Corporations	Preamble
Consulting Agreement	Section 7.2.8
CV	Preamble
Demand Notice	Section 6.1
Dissenting Shares	Section 2.4
DSMO	Section 9.10
Effective Time	Section 2.1
Employee List	Section 3.12.2
Encumbrances	Section 3.15.1
Exercise Amount	Section 2.5
Expenses	Section 6.2.1
Federal	Preamble
Final Closing Balance Sheet	Section 2.9.4
First Payment	Section 2.6.3
GAAP	Section 2.9.1
Holdback Amount	Section 2.6.3
Governmental Entity	Section 3.4.2
Indemnification Claim	Section 6.3.2
Indemnified Party	Section 6.3.2
Indemnifying Party	Section 6.3.2
Indemnity Cap	Section 6.3.4
Indemnity Deductible	Section 6.3.4
Liabilities	Section 3.7
Major Stockholders	Preamble
Material Contracts	Section 3.17.1
Merger	Preamble
Merger Price	Section 2.3.2
Merger Price Per Share	Section 2.3.2

Merger Sub	Preamble
Merger Sub Stock	Section 2.3.3
Notice of Claim	Section 6.3.2
Parent	Preamble
Parent Balance Sheet	Section 4.4
Parent Indemnified Parties	Section 6.3.1
Parent Reports	Section 4.4
Permits	Section 3.8
Second Payment	Section 2.6.4
Stockholder List	Section 2.6.1
Stockholder Indemnified Parties	Section 6.3.1
Stockholders’ Objection	Section 0
Stockholders	Section 2.6.1
Stockholders’ Representative	Section 2.8
Surviving Corporation	Section 2.1
Third Party Claim	Section 6.3.3
Updated Schedules	Section 6.11

1.3 Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Affiliated Group: means any affiliated group within the meaning of Code section 1504(a).

Closing Certificate: the certificate of the Company, substantially in the form attached hereto as Exhibit D.

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the U.S. Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to the Company and which are used in the Company’s business but are in no way a component of or incorporated in or specifically required to develop any of the Company’s products and related trademarks and technology.

Company: Acton Burnell, Inc.

Company Leases: each lease, sublease, license or other agreement under which the Company uses, occupies or has the right to occupy any real property or interest therein that (a) provides for future minimum payments of $25,000 or more (ignoring any right of cancellation or termination) or (b) the cancellation or termination of which would have a Company Material Adverse Effect.

Company Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or, for the time period between the execution of the Agreement and the Closing, prospects of the Company; provided, however, that any such effect resulting from (i) any continuation of any specific adverse trend or condition or (ii) any actions required to be taken by this Agreement or any agreement contemplated herein, shall not be considered when determining whether a Company Material Adverse Effect has occurred.

Control (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Determination: with respect to an indemnification claim pursuant to Section 6.3, means (a) a written compromise or settlement signed by Parent, Federal or the Surviving Corporation, on the one hand, and the Stockholders’ Representative on the other, or (b) a binding arbitration award or a judgment of a court of competent jurisdiction in the United States of America or elsewhere (the time for appeal having expired and no appeal having been perfected) in favor of an Indemnified Party against an Indemnifying Party.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all Federal, state or local statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

Estimated Net Assets: the estimated Net Assets of the Company on the Closing Date as set forth on the Closing Certificate.

Estimated Net Assets Adjustment: the Net Assets Adjustment determined on the Closing Date and set forth on the Closing Certificate, calculated using the Estimated Net Assets, less $300,000.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Knowledge of the Company: shall mean the actual, current knowledge of the following individuals: Stan Ecton, Charles Olsick, Jr., Bill Wydo, John Visbarus, Elaine Stricklett, Lisa Redenson, Bill Betzner and Ronda Lin.

Letter of Intent: the letter dated July 22, 2002 from Stephen L. Waechter, Executive Vice President and Chief Financial Officer of Parent to Mr. Stan Ecton, Chief Executive Officer of the Company, expressing the companies’ intention to effect the stock purchase and related transactions, subject to execution of this Agreement and other matters.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses, expenditures, costs or expenses (including without limitation reasonable attorneys’ fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received or receivable in respect thereof (in each case net of costs of recovery). For purposes of determining the amount of any Loss incurred by reason of any breach of any representation or warranty made by the Company under this Agreement, each such representation or warranty would read as if all qualifications as to materiality were deleted therefrom.

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by any Environmental Law.

Net Assets: total assets of the Company less total liabilities as of the Closing Date, each as determined in accordance with GAAP and the Principles and Procedures.

Net Assets Adjustment: the number (positive or negative) calculated on the basis of the Net Assets, which is determined as follows:

(i) if Net Assets are greater than $3,000,000, then the Net Assets Adjustment is a positive number equal to such excess;

(ii) if Net Assets equal $3,000,000 then the Net Assets Adjustment is zero; and

(iii) if Net Assets are less than $3,000,000, then the Net Assets Adjustment is a negative number equal to such deficit.

Options: the non-qualified or incentive stock options granted pursuant to the Company’s 1999 Stock Option Plan to purchase shares of Common Stock.

Parent Material Adverse Effect: any change in or effect on the financial condition, business, operations, assets, properties, or results of operations or, for the time between period the execution of Agreement and the Closing, prospects of Parent and its Subsidiaries considered on a consolidated basis that might reasonably be expected to impair the ability of Parent to provide funds for payment of the entire Merger Price in accordance with the terms of this Agreement.

Paying Agent Procedures: the paying agent procedures in the form attached hereto as Exhibit E.

Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) those liens disclosed on Exhibit A hereto, and (i) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party as currently conducted.

Person: an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

Principles and Procedures: the accounting principles and procedures set forth in Exhibit F.

SEC: the United States Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

Securities Act: the Securities Act of 1933, as amended.

Security Interest: means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and not incurred in connection with the borrowing of money.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Parent, the Company or their respective Subsidiaries, as the case may be.

Tax: means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,

environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Treasury Regulation: means a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

Article 2

THE MERGER

2.1 Procedure for the Merger. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Parent in Arlington, Virginia, commencing at 9 a.m. local time on October 16, 2002, or on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (“Closing Date”). At the Closing, Merger Sub shall be merged, in accordance with section 13.1-722 of the CV, with and into the Company, which shall be and is sometimes referred to herein as the “Surviving Corporation.” The Merger shall be effected by filing articles of merger, substantially in the form of Exhibit 2.1 attached hereto (the “Articles of Merger”) with the State Corporation Commission of Virginia in accordance with section 13.1-720 of the CV. The Articles of Merger filed shall provide that the Merger will be effective on October 16, 2002 (the “Effective Time”),or on such other date or times as the parties mutually agree.

2.2 Surviving Corporation.

2.2.1 Corporate Existence. The Surviving Corporation shall continue its corporate existence under the laws of the Commonwealth of Virginia. The separate corporate existence of Merger Sub shall cease at the Effective Time.

2.2.2 Articles of Incorporation and By-laws. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until the same shall be amended thereafter in accordance with the CV and such articles of incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until the same shall be amended thereafter in accordance with the CV, the certificate of incorporation of the Surviving Corporation and such by-laws.

2.2.3 Directors. As of the Effective Time, J.P. London and Jeffrey P. Elefante shall be the directors of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

2.2.4 Effect of the Merger. As of the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CV. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Conversion of Stock.

2.3.1 Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock, issued and outstanding immediately prior to the Effective Time, including those shares of Common Stock issued pursuant to the exercise of Options in accordance with Section 2.5 (other than Company Common Stock held in the Company’s treasury and except any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive payment of the Merger Price Per Share in accordance with the terms and provisions of this Agreement.

2.3.2 Merger Price and Merger Price Per Share. The aggregate merger price (the “Merger Price”) shall be $23,500,000 (Twenty-Three Million Five Hundred Thousand Dollars) plus the Net Assets Adjustment. The merger price per share (the “Merger Price Per Share”) shall be the amount obtained by dividing the Merger Price by the number of shares of Common Stock, issued and outstanding immediately prior to the Effective Time, including those shares of Common Stock issued pursuant to the exercise of Options in accordance with Section 2.5 (including any Dissenting Shares).

2.3.3 Stock of Merger Sub. At the Effective Time, each share of the common stock, par value $0.01 per share, of the Merger Sub (“Merger Sub Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.002 par value per share, of the Surviving Corporation.

2.4 Appraisal Rights. Notwithstanding any other provision herein to the contrary, if appraisal rights are available under the CV to holders of shares of Common Stock in connection with the Merger, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any shareholder who shall not have voted such shares in favor of adoption of the Merger and who shall have taken the necessary steps under the CV to seek appraisal of, and demand payment for, the shares and is otherwise entitled to payment under the CV (“Dissenting Shares”) shall not be converted into the right to receive the Merger Price Per Share at or after the Effective Time, unless and until the holder of the Dissenting Shares withdraws his or her demand for appraisal or ceases to have a right of appraisal (through failure to perfect or otherwise). If a holder of Dissenting Shares shall withdraw his or her demand for appraisal or shall cease to have a right of appraisal, then, as of the later of the Effective Time or the occurrence of such event, the holder’s Dissenting Shares shall be automatically converted into and represent the right to receive the Merger Price Per Share as provided above. Except to the extent otherwise required by the CV, Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions

(except dividends or other distributions payable to stockholders of record prior to the Effective Time).

2.4.1 Major Stockholders’ Consent and Appraisal Rights. By executing this Agreement, each of the Major Stockholders consent, in their capacity as stockholders of the Company and with the same effect as if they had so voted at a meeting of stockholders called for that purpose (and if such a meeting of stockholders is called, the Major Stockholders agree that they will so vote), that the Company enter into this Agreement and consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms and conditions of the Merger as set forth in this Agreement. The Major Stockholders hereby waive and agree not to seek any appraisal rights that may be available to them under the CV in connection with the Merger and agree that all shares of the Common Stock that are outstanding immediately prior to the Effective Time and held by them shall be converted into the right to receive the appropriate Merger Price Per Share at or after the Effective Time, as set forth in Section 2.3.2.

2.5 Exercise of Options. Pursuant to the terms of the Company’s 1999 Stock Option Plan, the Company shall cause each option holder to (i) prior to the Closing, exercise or forfeit all Options owned by such holder, (ii) satisfy the exercise prices of all Options exercised by such holder (the “Exercise Amount”) with an obligation to pay the Exercise Amount to the Company at Closing; (iii) allow Federal to deduct the Exercise Amount from the amounts otherwise due and owing to such holder under this Agreement and to make payment of such amount to the Company at the Closing (in satisfaction of such holder’s obligation described in clause (ii) above); and (iv) allow Federal to withhold from the amounts otherwise due and owing to such holder under this Agreement all withholding and employment taxes required to be withheld from such holder with respect to the exercise of such Options, which amounts shall be promptly paid by Federal to the Company at Closing, who in turn will promptly pay such amount to the appropriate governmental authorities.

2.6 Payment of Merger Price.

2.6.1 Stockholder List. The Company shall prepare a list (the “Stockholder List”) setting forth the names and addresses of all Persons who are the record holders of Company Common Stock immediately prior to the Effective Time and who are not holders of the Dissenting Shares (including the Major Stockholders, the “Stockholders”), the number of shares of Company Common Stock held by each and a percentage such number of shares represents with respect to the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares), which it shall deliver to Federal at the Closing.

2.6.2 Closing Certificate. At the Closing, an officer of the Company shall deliver to Federal the Closing Certificate, which shall set forth his best estimate of the Estimated Net Assets and Estimated Net Assets Adjustment.

2.6.3 The Merger Price Paid at the Closing. $20,500,000 (Twenty Million Five Hundred Thousand Dollars) plus the Estimated Net Assets Adjustment, less (i) the amount of the fees owed by the Company or the Stockholders to Raymond James and Associates, Inc. (“Broker”) which will be paid by Federal directly to Broker pursuant to Section 6.2.2 and (ii)

One Million Dollars ($1,000,000) (the “Holdback Amount”) which will be paid by Federal to the Stockholders’ Representative, as paying agent pursuant to the terms of the Paying Agent Procedures, shall be made available for payment in immediately available funds (in accordance with the procedures set forth in Section 2.6.5) on the Closing Date by Federal to the Stockholders in the respective pro rata amounts set forth in the Stockholder List. (The “First Payment”)

2.6.4 The Remaining Merger Price. $3,000,000 (Three Million Dollars) of the total Merger Price plus interest (at the simple interest rate of 1.75% per annum) shall be paid on the first anniversary of the Closing Date by Federal, less the remaining amount of fees owed to the Broker (as advised by the Stockholders’ Representative) which will be paid directly to Broker, to the Stockholders’ Representative, as paying agent on behalf of the Stockholders. Except as specifically provided in Section 6.3.4, Parent, Federal and the Surviving Corporation shall not be entitled to offset any claim against, or any amount owed by, any Stockholder to the Company, Parent, Federal or the Merger Sub against any payment due to the Stockholders under this Section 2.6.4. (The “Second Payment”)

2.6.5 Letters of Transmittal. At or promptly after the Effective Time, the Surviving Corporation will send or deliver to each Stockholder two or more copies of a Letter of Transmittal in a form mutually agreed by the parties. Thereafter, Federal shall pay to each Stockholder who submits a properly completed and executed Letter of Transmittal accompanied by surrender of the certificate or certificates for shares of Company Common Stock for which that Stockholder claims payment, the aggregate amount to which that Stockholder is entitled based pursuant to Section 2.6.3 above.

2.7 Additional Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in the Surviving Corporation title to or ownership or possession of any property, right, privilege, power, franchise or other asset of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

2.8 Stockholders’ Representative. Upon approval of the Merger, the Stockholders shall have been deemed to appoint Stan Ecton as the true and lawful agent and attorney-in-fact (the “Stockholders’ Representative”) of the Stockholders with full power of substitution to act in the name, place and stead of the Stockholders with respect to the surrender of the Stock certificates owned by the Stockholders to Federal in accordance with the terms and provisions of this Agreement, and to act on behalf of the Stockholders in any litigation or arbitration involving this Agreement, act as the paying agent on behalf of the Stockholders, do or refrain from doing all such further acts and things, and execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i) to act for the Stockholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Stockholders and to transact matters of litigation;

(ii) to execute and deliver all ancillary agreements, certificates and documents that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii) to act as the paying agent and to receive funds and give receipts for funds, including in respect of any adjustments to the Merger Price, and to do or refrain from doing the actions further described in the Paying Agent Procedures;

(iv) to do or refrain from doing any further act or deed on behalf of the Stockholders that the Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement and the Paying Agent Procedures as fully and completely as the Stockholders could do if personally present; and

(v) to receive service of process in connection with any claims under this Agreement.

The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Federal and the Surviving Corporation may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein.

If Stan Ecton resigns, dies or is otherwise unable to serve as the Stockholders’ Representative, the successor Stockholders’ Representative shall be Ronald Moreau. If Ronald Moreau subsequently resigns, dies or is otherwise unable to serve as the Stockholders’ Representative, the successor Stockholders’ Representative shall be designated in writing by the Stockholders which held a majority of the Company Common Stock immediately prior to the Closing.

If any individual Stockholders should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders’ Representative pursuant to this Section 2.8 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders’ Representative or the Surviving Corporation shall have received notice of such death, incapacity, termination or other event.

All notices required to be made or delivered by Parent, Federal or the Surviving Corporation to the Stockholders shall be made to the Stockholders’ Representative for the benefit of the Stockholders and shall discharge in full all notice requirements of Parent, Federal or the Surviving Corporation to the Stockholders with respect thereto. The Stockholders hereby confirm all that the Stockholders’ Representative shall do or cause to be done by virtue of his appointment as the Stockholders’ Representative of the Stockholders.

The Stockholders’ Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders’ Representative believes to be in the best interest of the Stockholders and consistent with the obligations under this Agreement, but the Stockholders’ Representative shall not be responsible to the Stockholders for any loss or damages the Stockholders may suffer by the performance by the Stockholders’ Representative of his duties under this Agreement, other than loss or damage arising from willful violation of the law by the Stockholders’ Representative of his duties under this Agreement. The Stockholders’ Representative and his heirs and personal or legal representatives shall be held harmless by the

Stockholders from, and indemnified against any loss or damages arising out of or in connection with the performance of his obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the willful violation of the law by the Stockholders’ Representative or of his duties hereunder. The foregoing indemnity shall survive the resignation or substitution of the Stockholders’ Representative.

Notwithstanding anything to the contrary herein, the Stockholders’ Representative shall have no liability or obligation to any Parent Indemnified Party otherwise than, and only to the extent of, his individual liability as a Stockholder as set forth in Section 6.3.

2.9 Final Adjustment to Merger Price.

2.9.1 Preparation of Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than 45 days thereafter), Federal shall prepare or cause to be prepared and shall deliver to the Stockholders’ Representative a Closing Balance Sheet for the Company as of the opening of business on the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and the Principles and Procedures.

2.9.2 Review of Closing Balance Sheet. The Stockholders’ Representative, upon receipt of the Closing Balance Sheet, shall (i) review the Closing Balance Sheet and (ii) to the extent the Stockholders’ Representative may deem necessary, make reasonable inquiry of the Company, Federal and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet. The Stockholders’ Representative and his advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of the Company and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of the Stockholders’ Objection thereto. The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Stockholders unless the Stockholders’ Representative shall have notified Federal in writing of any objections thereto (the “Stockholders’ Objection”) within 20 days after receipt of the Closing Balance Sheet.

2.9.3 Disputes. In the event of the Stockholders’ Objection, Federal shall have 20 days to review and respond to the Stockholders’ Objection, and Federal and the Stockholders’ Representative shall attempt to resolve the differences underlying the Stockholders’ Objection within 20 days following completion of Federal’s review of the Stockholders’ Objection. Disputes between Federal and the Stockholders’ Representative which cannot be resolved by them within such 20-day period shall be referred no later than such 20th day for decision to a nationally-recognized independent public accounting firm mutually selected by the Stockholders’ Representative and Federal (which firm shall not be the independent public accountants for any of the Company, the Surviving Corporation, Parent or Federal) (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by the Stockholders’ Representative and Federal and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. The Auditor shall deliver its written determination to Federal and the Stockholders’ Representative no later than the 30th day after the remaining differences underlying the Stockholders’ Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated to the party or parties as determined by the Auditor. Federal and the Stockholders’ Representative shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Federal’s and the Stockholders’ Representative’s disagreement.

2.9.4 Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (i) the failure by the Stockholders’ Representative to object thereto within the period permitted under Section 2.9.2, (ii) the agreement between Federal and the Stockholders’ Representative with respect thereto and (iii) the decision by the Auditor with respect to any disputes under Section 2.9.3. The Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

2.9.5 Adjustments to the Merger Price. As soon as practicable (but not more than five business days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.9, (A) the Stockholders’ Representative, as paying agent, shall pay to Federal in immediately available funds in U.S. dollars the amount, if any, by which the Net Assets in the Final Closing Balance Sheet is less than the Estimated Net Assets, which shall constitute an immediate adjustment of the Merger Price in such amount or (B) Federal shall pay to the Stockholders’ Representative, as paying agent on behalf of the Stockholders, in immediately available funds in U.S. dollars the amount, if any, by which the Net Assets in the Final Closing Balance Sheet is greater than the Estimated Net Assets, which shall constitute an immediate adjustment of the Merger Price in such amount. Parent, Federal and the Surviving Corporation shall not be entitled to offset any claim against, or any amount owed by, any Stockholder to the Company, Parent, Federal or the Merger Sub against any payment due to the Stockholders under this Section 2.9.5.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except for those representations and warranties expressly set forth in this Article 3, neither the Company nor any Stockholder makes any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities and operations of the Company and any such other representations or warranties are hereby expressly disclaimed in full and for all time. The Company represents and warrants to Parent, Federal and Merger Sub as follows:

3.1 Corporate Status of the Company. Except as set forth on Schedule 3.1 hereto, the Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1 hereto, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1 hereto.

3.2 Capital Stock.

3.2.1 Authorized Stock of the Company. As of the date hereof, the authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, of which 3,936,417 shares are issued and outstanding (excluding 1,063,583 shares held in Treasury). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and nonassessable. Each Stockholder is the owner of record of the number of shares of Company Common Stock set forth in Schedule 3.2, which schedule will be replaced with the Stockholder List at Closing. As of the date hereof, Schedule 3.2 sets forth a true and accurate list of the outstanding capital stock of the Company. As of the Closing Date, the Stockholder List shall set forth a true and accurate list of the outstanding capital stock of the Company.

3.2.2 Options and Convertible Securities of the Company. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Except as set forth on Schedule 3.2, there are no voting trusts or other agreements or understandings to which the Company or any Stockholder is a party with respect to the voting of the shares of Company Common Stock and the Company is not a party to or bound by any outstanding restrictions, other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Company Common Stock or other equity securities of the Company.

3.3 Subsidiaries/Acquisitions/Divestures. The Company has no Subsidiaries. The Company has not acquired, sold, divested or liquidated any companies, Subsidiaries or lines of business.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder (subject to, with respect to the Merger, the adoption of this Agreement by the requisite stockholders of the Company). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of its obligations hereunder, have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of its obligations hereunder (subject to, with respect to the Merger, the adoption of this Agreement by the requisite stockholders of the Company). This Agreement and the other agreements contemplated hereby to be signed by the Company have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2 No Conflict. Except as set forth on Schedule 3.4 hereto, neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, to the extent of its obligations hereunder, will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of the Company, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound, except for, in the case of (b), such violations, breaches, defaults, rights to accelerate, creation of any liens changes or encumbrances or rights to terminate, which individually or in the aggregate would not have a Company Material Adverse Effect. No authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) the filing of the Articles of Merger with the State Corporation Commission of Virginia, (ii) the extent that novation is required as further described in Section 6.9.2 below, and (iii) to such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Company Material Adverse Effect.

3.5 Financial Statements. The Company has previously furnished Parent with a copy of the balance sheet of the Company as of March 31, 2002 and the statements of operations, cash flows and changes in the stockholders’ equity of the Company for the year then ended and the balance sheet of the Company as of July 31, 2002 and the statements of operations, cash flows and changes in the stockholders’ equity of the Company for the period then ended. The annual financial statements were audited by Stokes & Company P.C., certified public accountants. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Company Financial Statements” and the balance sheet of the Company as of July 31, 2002 is referred to herein as the “Company Balance Sheet.” Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and the stockholders’ equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP consistently applied, subject, in the case of the four month period ended on July 31, 2002, to normal year-end adjustments, the absence of notes, and, in the event that such period ended on a date other than the end of a fiscal quarter, the absence of tax accruals (all except as otherwise stated therein).

3.6 Absence of Material Adverse Changes. Except as set forth on Schedule 3.6 hereto, since the date of the Letter of Intent, the Company has not suffered any Company Material Adverse Effect. Since the date of the Letter of Intent, except as set forth on Schedule 3.6, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any of the shares of capital stock of the Company, or any commitment relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Company has no material liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, “Liabilities”), that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements that would be required to be disclosed on a balance sheet as of such date in accordance with GAAP consistently applied, except (i) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) Liabilities permitted or contemplated by this Agreement, and (iii) Liabilities expressly disclosed on the Schedules delivered hereunder.

3.8 Compliance with Applicable Law, Charter and By-Laws. The Company has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated (collectively, “Permits”), except as set forth on Schedule 3.8 hereto and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. The Company is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of the Company, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. To the Knowledge of the Company, the business of the Company is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity except for any such violations which would not have a Company Material Adverse Effect. The Company is not in default or violation of any provision of its charter documents or its by-laws.

3.9 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 or 3.10 hereto, (a) to the Knowledge of the Company, there is no investigation by any Governmental Entity with respect to the Company pending or threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

3.10 Tax Matters. Except as set forth on Schedule 3.10:

3.10.1 Filing of Returns. The Company has filed all material Tax Returns that it was required to file and has paid all taxes shown thereon as owing. All such Tax Returns were correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in the past two (2) years by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.2 Payment of Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

3.10.3 Assessments or Disputes. There is no dispute or claim concerning any Tax Liability of the Company either (a) claimed or raised by any authority in writing or (b) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Schedule 3.10 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after March 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to or made available to Federal correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since March 31, 1997.

3.10.4 Waiver of Statute of Limitations. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.5 Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations. The Company has not filed a consent under Code section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G. The Company has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company (a) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (b) has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

3.10.6 No Changes in Accounting, Closing Agreement, Installment Sale. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (b) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

3.11 Employee Benefit Plans.

3.11.1 List of Plans. Schedule 3.11 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by the Company or in which any person employed by the Company is eligible to participate and which is currently maintained or, in the case of such plans, programs or agreements that are subject to ERISA, that was maintained at any time in the last five calendar years by the Company (collectively, the “Company Plans”). The Company has made available to Parent complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has made available to Parent complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans that are in the possession of the Company as of the date hereof. The Company does not have any “defined benefit plans” as defined in Section 3(35) of ERISA.

3.11.2 ERISA. The Company has not incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. The Company has never maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Section 4980B of the Code or Part 6 of ERISA or to any state law conversion rights. Except as set forth on Schedule 3.11, no plan previously maintained by the Company which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and to the Knowledge of the Company, no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by the Company. Except as set forth on Schedule 3.11, with respect to all the Company Plans, to the Knowledge of the Company, the Company is in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and, to the Knowledge of the Company, has in all material respects performed all obligations required to be performed by it. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents, nor, to the Knowledge of the Company, any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. Except as set forth on Schedule 3.11, neither the Company Plans nor the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived. The Company does not have, and did not previously have, an ERISA Affiliate.

3.11.3 Plan Determinations. Except as set forth on Schedule 3.11, each Company Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Parent, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and applicable law have been made.

3.11.4 Funding. Except as set forth on Schedule 3.11:

(a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet or will be reflected in the Closing Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Plan;

(c) to the Knowledge of the Company, no event has occurred which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Company Plan;

(d) each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

(e) with respect to any Company Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, to the Knowledge of the Company, no event has occurred which could subject the Company to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other applicable law.

3.12 Employment-Related Matters.

3.12.1 Labor Relations. Except to the extent set forth on Schedule 3.12 hereto: (a) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of the Company, threatened against or otherwise affecting the Company, and the Company has not experienced the same; (c) the Company has not closed any plant or facility, or implemented any early retirement or separation program within the last five (5) years, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the date hereof have been paid or accrued as of the date hereof.

3.12.2 Employee List. The Company has heretofore delivered to Parent a confidential list (the “Employee List”) dated as of August 2, 2002 and updated as of September 16, 2002 containing the name of each employee of the Company and each such employee’s position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim in the past three (3) years against the Company that either the continued employment by, or association with, the Company of any of the present officers or employees of, or consultants to, the Company contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

3.13 Environmental.

3.13.1 Environmental Laws. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, to the Knowledge of the Company, (a) the Company is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) the Company has not received any written communication that alleges that the Company is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) all material Permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are in full force and effect, the Company is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company for the conduct of its business on the date hereof; and (d) the management, handling, storage, transportation, treatment, and disposal by the Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

3.13.2 Environmental Claims. Except as set forth on Schedule 3.13 hereto, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against or involving the Company or against any person or entity whose liability for any Environmental Claim the Company has expressly retained or assumed.

3.14 No Broker’s or Finder’s Fees. Except for the fees of the Broker which will be paid at Closing as provided for in Sections 2.6.3 and 2.6.4, the Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15 Assets Other Than Real Property.

3.15.1 Title. The Company has good title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets disposed of since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.15 hereto.

3.15.2 Accounts Receivable. Except as set forth on Schedule 3.15, all receivables shown on the Company Balance Sheet and all receivables accrued by the Company since the date of the Company Balance Sheet, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the Company Balance Sheet, any additional allowance in respect thereof calculated in a manner consistent with the allowance reflected in the Company Balance Sheet.

3.15.3 Pre-Closing Receivables. After the Closing Date, Parent and Federal shall cause the Surviving Corporation to bill and pursue collection, in the ordinary course of business, all accounts receivable included on the Closing Date Balance Sheet (the “Pre-Closing Receivables”). In the absence of any indication that a customer payment should be applied to a specific invoice or charge, customer payments shall be applied first to the oldest outstanding invoices. In the event that any receivable from a government entity, Parent and Federal shall co-operate with the Stockholder’s Representative in seeking collection on such receivable. In the event that Parent or Federal collects an unrecoverable receivable after recovering such unrecoverable receivable from the Stockholders in accordance with Section 6.3, Parent or Federal shall remit such collection amounts, to the Stockholders’ Representative. In the event that an uncollectable receivable is a commercial receivable, Parent and Federal shall assign such receivable to the Stockholder’s Representative.

3.15.4 Condition. All material facilities, equipment and personal property owned by the Company and regularly used in its business are in good operating condition and repair, ordinary wear and tear excepted and wear and tear which, taken in the aggregate, is not material to the Company and does not affect the Company’s obligations to perform under this Agreement.

3.15.5 Unclaimed Property. The Company does not have any assets that may constitute unclaimed property under applicable law. The Company has complied in all material respects with all applicable unclaimed property laws.

3.16 Real Property.

3.16.1 Company Real Property. The Company does not own any real property.

3.16.2 Company Leases. Schedule 3.16 hereto lists all of the Company Leases. Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.16), have been made available by the Company to Parent. The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) granted by or caused by the actions of the Company. The Company Leases are in full force and effect and are binding and enforceable against the Company, and to the Knowledge of the Company, each of the other parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.16, neither the Company nor, to the Knowledge of the Company, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default. Schedule 3.16 correctly identifies each Company Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company. Except as set forth on Schedule 3.16, no Company Leases have an unexpired term which including any mandatory renewal or extensions of such term provided for in the Company Lease could exceed ten years.

3.17 Agreements, Contracts and Commitments.

3.17.1 Company Agreements. Except as set forth on Schedule 3.17 hereto or any other Schedule hereto (the “Material Contracts”), the Company is not a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

(c) any agreement of guarantee or indemnification in an amount that is material to the Company taken as a whole;

(d) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company to compete with any person in any geographic area or to engage in any line of business;

(e) any lease other than the Company Leases under which the Company is lessee that involves, in the aggregate, payments of $25,000 or more per annum;

(f) any joint venture or profit-sharing agreement (other than with employees);

(g) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(h) any license agreement, either as licensor or licensee, involving payments of $25,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment involving payments of $25,000 in the aggregate or more;

(i) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

(j) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of the Company ;

(k) any agreement for the sale by the Company of materials, products, services or supplies that involves future payments to the Company of more than $100,000;

(l) any agreement for the purchase by the Company of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by the Company to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than six months’ notice or (ii) was not entered into in the ordinary course of business;

(m) any agreement or arrangement with any third party for such third party to develop any intellectual property expected to be used or currently used in the business of the Company;

(n) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $25,000;

(o) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $100,000, other than the Company Leases; or

(p) any agreement that provides continuing representation or warranty and indemnification obligations, in connection with the disposition of any business or significant assets of the Company.

3.17.2 Validity. Except as set forth on Schedule 3.17, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17 are valid and in full force and effect; the Company has not, nor, to the Knowledge of the Company, has

any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have a Company Material Adverse Effect or have been cured or waived; and the Company has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any contract, instrument or other agreement between the Company and such Governmental Entity.

3.17.3 Third-Party Consents. Schedule 3.17.3 identifies each contract and other document set forth on Schedule 3.17 that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18 Intellectual Property.

3.18.1 Right to Intellectual Property. Except as set forth on Schedule 3.18 hereto, the Company owns, or has the right to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefore, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of the Company as currently conducted (the “Company Proprietary Rights”). The Commercial Software used in the business of the Company has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software. A complete list of the Commercial Software used in the business of the Company is set forth on Schedule 3.18. The Company is not in breach of any of the material terms and conditions of any such license and has not received notice that it is infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2 No Conflict. Set forth on Schedule 3.18 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefore, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18, none of the Company’s currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration. Set forth on Schedule 3.18 is a complete list of all domain names owned by the Company, which list includes all domain names used by the Company in its business. Set forth on Schedule 3.18 is a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Proprietary Right (excluding the Commercial Software) or other trade secret material to the business of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company’s rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth on Schedule 3.18, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all liens, claims and encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used. No claims with respect to the Company Proprietary Rights have been asserted or, to the Knowledge of the Company, are threatened by any person to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used by the Company infringes on any copyright, patent, trademark, service mark or trade secret, against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted by the Company, or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights. All material registered trademarks, service marks and copyrights held by the Company are valid and subsisting in the jurisdictions in which they have been filed. To the Knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company. No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Except as set forth in Schedule 3.18, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.18.3 Employee Agreements. Except as set forth on Schedule 3.18, each employee, officer and consultant of the Company has executed confidentiality and non-competition agreement in substantially the form attached hereto as Schedule 3.18.3. To the Knowledge of the Company, no employee, officer or consultant of the Company is in violation of any material term of any employment or consulting contract, proprietary information and inventions agreement or non-competition agreement with the Company.

3.19 Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof held by the Company (collectively, the “Company Insurance Contracts”). All premiums due and payable thereon have been paid, and the Company has not received written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.20 Banking Relationships. Schedule 3.20 hereto shows the names and locations of all banks and trust companies in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

3.21 Absence of Certain Relationships. Except as set forth on Schedule 3.21, to the Knowledge of the Company, none of (i) any executive officer of the Company, (ii) any of the Major Stockholders, and (iii) any member of the immediate family of the persons listed in (i) through (ii) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of the Company (other than holdings in publicly held companies of less than two percent (2%) of the outstanding capital stock of any such publicly held company).

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT, FEDERAL AND MERGER SUB

Parent, Federal and Merger Sub, jointly and severally, represent and warrant to the Company and the Stockholders as follows:

4.1 Corporate Status of Parent, Federal and Merger Sub. Each of Parent, Federal and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2 Authorized Stock of Merger Sub. The authorized common stock of Merger Sub consists of 5,000,000 shares of Merger Sub Stock, of which 250 shares are issued and outstanding. All of the outstanding shares of Merger Sub Stock have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and nonassessable.

4.3 Authority for Agreement; Noncontravention.

4.3.1 Authority of Parent. Each of Parent, Federal and Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent, Federal and Merger Sub and no other corporate proceedings on the part of Parent, Federal and Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent, Federal or Merger Sub have been duly executed and delivered by Parent, Federal and Merger Sub, as the case may be, and constitute valid and binding obligations of Parent, Federal and Merger Sub, as the case may be, enforceable against Parent, Federal and Merger Sub in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.3.2 No Conflict. Neither execution and delivery of this Agreement by Parent, Federal or Merger Sub, nor the performance by Parent, Federal or Merger Sub of its obligations hereunder, nor the consummation by Parent, Federal or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of either Parent, Federal or Merger Sub, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal, Merger Sub or any of Parent’s other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent, Federal or Merger Sub or the consummation by Parent, Federal or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the State Corporation Commission of Virginia, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

4.4 SEC Statements, Reports and Documents. Parent has filed all required forms, reports, statements and documents with the SEC since July 1, 1998. The documents so filed by Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-K for the fiscal years ended June 30, 2000 and June 30, 2001, respectively, (b) its Quarterly Reports on Forms 10-Q for the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002, (c) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since July 1, 1998, and (d) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the documents referred to in clauses (a), (b), (c) and (d) being hereinafter referred to as the “Parent Reports”). None of the Parent Reports contained, and any quarterly or other reports filed after the date hereof, will not contain, as of their respective dates, any untrue statement of a material fact required to be stated therein or any omission to state a fact necessary to make any statement of fact contained therein not misleading in any material respect. The consolidated balance sheet of Parent and its Subsidiaries at March 31, 2002 including the notes thereto, is hereinafter referred to as the “Parent Balance Sheet.” Parent shall continue to cause all required forms, reports, statements and documents to be filed with the SEC and to cause such filings to be true and complete in all material respects, to and through Closing and the date that the Second Payment is made.

4.5 Absence of Material Adverse Changes. Since the date of the Parent Balance Sheet, Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would result in a Parent Material Adverse Effect.

4.6 Sophisticated Investor. Parent is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Company Common Stock. Parent is acquiring the Company Common Stock pursuant to the Merger for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. Parent acknowledges that the Company Common Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Company Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.7 Brokers’, Finders’ Fees, etc. None of Parent, Federal or Merger Sub has employed any broker, finder, investment banker or financial advisor as to whom any of them may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby.

4.8 No Knowledge of Misrepresentations or Omissions. As of the date hereof, none of Parent, Federal or Merger Sub has any actual knowledge that the representations and warranties of the Company in this Agreement and the Schedules hereto are not true and correct in all material respects, and none has any actual knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

4.9 Litigation. There is no action, proceeding or investigation pending or threatened against Parent, Federal or Merger Sub, which, if adversely determined, would have a Parent Material Adverse Effect.

Article 5

CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Business of the Company. Except as set forth on Schedule 5.1 hereto, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company shall, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company’s present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company’s goodwill and ongoing business be unimpaired at the Closing Date, and (ii) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company shall not, except as set forth on Schedule 5.1 hereto or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld):

(a) amend its charter documents or by-laws;

(b) declare or pay any dividends or distributions on the Company’s outstanding shares of capital stock nor purchase, redeem or otherwise acquire for consideration any shares of the Company’s capital stock or other securities except in accordance with agreements existing as of the date hereof;

(c) issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than the issuance of shares of Company Common Stock pursuant to the conversion, exercise or exchange of securities therefore outstanding as of the date hereof in accordance with their terms;

(d) create, incur, assume or guaranty any indebtedness for borrowed money, except pursuant to credit agreements in existence on the date of this Agreement;

(e) pay, discharge or satisfy any claim, obligation or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Company Balance Sheet, or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices or in connection with this transaction;

(f) except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j) dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have a Company Material Adverse Effect;

(m) amend in any material respect any agreement to which the Company is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Company Material Adverse Effect;

(o) make any change in any method of accounting or accounting practice other than changes required to be made in order that the Company’s financial statements comply with GAAP; or

(p) agree, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2 Conduct of Business of Parent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent, Federal and Merger Sub shall not, except to the extent that the Company shall otherwise consent in writing (which consent is not to be unreasonably withheld), take any action that would impair Parent’s and Federal’s ability to pay the aggregate Merger Price or otherwise materially impair their ability to perform any of their respective obligations under this Agreement. Further, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent, Federal and Merger Sub shall, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld) promptly notify the Company and the Stockholders’ Representative of any event or occurrence which will have or could reasonably be expected to have an adverse effect on the ability of Federal and Parent to pay the aggregate Merger Price and otherwise to perform their respective obligations hereunder.

Article 6

ADDITIONAL AGREEMENTS

6.1 Exclusivity. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, but in any event at least sixty (60) days after the date of the Letter of Intent, neither the Company nor the Major Stockholders will, directly or indirectly, through its or their respective affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any corporation, partnership, person, or other entity or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving the Company (all such transactions being referred to herein as “Acquisition Proposals”). Notwithstanding the foregoing, in the event that the Company at any time after the date of the Letter of Intent and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, accepts an Acquisition Proposal from any person or entity other than Parent, Parent shall be entitled, providing that Parent is not in a material breach of any of its obligations hereunder, upon demand submitted in a form of a notice to the Company (the “Demand Notice”) to the payment of the sum of $250,000. The Company shall make such payment within ten (10) days of the receipt of the Demand Notice.

6.2 Expenses.

6.2.1 General. Except as provided in this Section 6.2, each party hereto shall be responsible for its own costs and expenses in connection with the Merger, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

6.2.2 Broker Fees. At the Closing, Federal shall pay $300,000 to Broker which amount shall be deducted from the First Payment due to the Stockholders at the Closing. Federal shall pay the remaining fees owed by the Company to Broker, in the amount designated by the Stockholders’ Representative, when Federal pays the Second Payment pursuant to Section 2.6.4.

6.2.3 Uncovered Expenses. The Company and the Stockholders shall ensure that either: (i) any Expenses incurred by the Company or Stockholders are paid at or before the Closing from the aggregate Merger Price so that such Expenses do not continue to be or do not become the liability of the Company after the Closing or (ii) provision is made for any such Expenses on the Company’s books for payment after the Closing (it being understood that in such event the Net Assets on the Closing Balance Sheet shall be reduced by any such Expenses).

6.3 Indemnification Provisions.

6.3.1 Indemnification. Subject to all of the terms of this Section 6.3, from and after the Closing Date, Parent, Federal, the Surviving Corporation and each of their respective directors, officers, employees, Affiliates, representatives, successors and assigns (collectively “Parent Indemnified Parties”) shall be entitled to payment and reimbursement from the Stockholders, severally and not jointly, of the amount of Loss suffered, incurred or paid by any

Parent Indemnified Party, by reason of any breach of any representation or warranty made by the Company in Article 3 of this Agreement or the certificate delivered pursuant to Section 7.2.1 of this Agreement. Subject to all of the terms of this Section 6.3, from and after the Closing Date, the Stockholders and each of their respective legatees, heirs, and legal representatives (collectively the “Stockholder Indemnified Parties”) shall be entitled to payment and reimbursement from Parent, Federal and the Surviving Corporation of the amount of Loss suffered, incurred or paid by any Stockholder Indemnified Party by reason of any breach of any representation or warranty made by Parent or Federal in Article 4 of this Agreement or the certificate delivered pursuant to Section 7.3.1 of this Agreement, the breach or nonperformance of any covenant or obligation to be performed by Parent, Federal or the Surviving Corporation hereunder or under any agreement executed in connection herewith, or any matter arising out of the business of the Surviving Corporation after the Closing.

6.3.2 Claims for Indemnification. Upon obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), the party seeking indemnification (the “Indemnified Party”) shall promptly give written notice of such facts, claim or demand (“Notice of Claim”) to the party from whom indemnification is sought (the “Indemnifying Party”). So long as the Notice of Claim is given by the Indemnified Party in the Claims Period specified in Section 6.3.5, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

6.3.3 Defense by Indemnifying Party. In the event of a claim or demand asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to jointly participate in the defense of such Third Party Claim, and, in the case of claims for which the maximum liability under such Third Party Claim is reasonably expected to be less than the available indemnification amount for the Indemnifying Party (after taking into account the amount of all other claims then outstanding for which the Indemnifying Party may be liable and any limitations contained in Section 6.3.4 hereof), to control the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party. If, however, no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall defend against, or enter into any settlement with respect to the matter.

The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.4 Limitation on Liability for Indemnity. The Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 until the aggregate amount of Losses suffered by the Parent Indemnified Parties exceeds $250,000 (the “Indemnity Deductible”) whereupon the Parent Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses in excess of the Indemnity Deductible. The aggregate liability of the Stockholders for indemnification under this Section 6.3 shall not exceed $3,250,000 (the “Indemnity Cap”); provided that the several liability of each Stockholder shall be in proportion to, and not exceed, such Stockholder’s pro rata share of the Indemnity Cap based on the percentages listed in the Stockholder List. Subject to compliance with all of the provisions of Section 6.3, any claim for indemnification made by a Parent Indemnified Party within 12 months after the Closing Date which is the subject of a Determination, shall be satisfied first from any amounts owing to the Stockholders pursuant to Section 2.6.

6.3.5 Claims Period. Any claim for indemnification by any Parent Indemnified Party under this Section 6.3 must be asserted by written notice on or before the date that is 18 months after the Closing Date.

6.3.6 Losses Not to Include Amounts in Net Assets. No claims for indemnification shall be made by Parent, Federal or the Surviving Corporation with respect to any amounts that are reflected as liabilities or reserves on the Closing Balance Sheet.

6.3.7 Exclusive Remedy. From and after the Closing, except as provided in the Consulting Agreement, the sole recourse and exclusive remedy of Parent, Federal, Merger Sub, the Company and the Stockholders against each other arising out of this Agreement or any certificate delivered in connection with this Agreement, or otherwise arising from the transactions contemplated hereby, shall be to assert a claim for indemnification under the indemnification provisions of Section 6.3. Except for claims against the Stockholders arising under this Agreement, none of Parent, Federal or Merger Sub shall assert and shall cause the Surviving Corporation not to assert any claim against any Stockholder (in their capacity as a stockholder of the Company), for or with respect to any matter relating to the Company arising prior to the Closing, it being understood that the foregoing limitation does not apply to claims against any Stockholder in his/her capacity as an employee of the Company or under any other agreements between the Company and such Stockholder in his/her capacity as an employee of the Company (such as the agreements described in Section 3.18.3 above).

6.3.8 Express Waiver of Other Remedies. Without limiting the generality or effect of Section 6.3.7, as a material inducement to the other parties hereto entering into this Agreement, each party to this Agreement, from and after the Closing and except as provided in the Consulting Agreement, hereby (i) waives, and forever releases and discharges the other parties and their respective representatives from, by reason of or relating to the execution and delivery of this Agreement and the transactions contemplated hereby, any claim or cause of action arising under this Agreement or the transactions contemplated hereby which it otherwise might assert (except for actual and willful fraud or as otherwise provided in Section 9.6 hereof), including without limitation under the common law or federal or state securities, trade regulation, environmental or other laws, except for claims or causes of action for which contractual indemnification may be sought under and subject to the express terms and conditions of Section 6.3, (ii) agrees not to, and to cause its representatives controlled by it not to, directly or indirectly, institute, prosecute or aid in the prosecution of any claim, demand, cause of action, suit or other proceeding against any other party or representative thereof, which is the subject of clause (i) of this Section 6.3.8, and (iii) agrees that, regardless of the foregoing provisions, no party will have any liability or obligation in respect of any claim or cause of action arising under this Agreement or the transactions contemplated hereby that is or may be brought except in respect of Losses, and then only to the extent expressly provided in Section 6.3.

6.3.9 Insurance. Federal, Parent and the Surviving Corporation shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and Federal, Parent and the Surviving Corporation shall not terminate or cancel any insurance policies in effect for periods prior to the Closing. In the event that an insurance recovery is made by Federal, Parent, the Surviving Corporation or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Stockholders’ Representative (on behalf of the Stockholders).

6.3.10 Subrogation. To the extent that an Indemnifying Party has discharged any claim for indemnification hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any Person to the extent of the Losses that relate to such claim. Any Indemnified Party shall, upon written request by the Indemnifying Party following the discharge of such claim, execute an instrument reasonably necessary to evidence such subrogation rights.

6.3.11 Merger Price. Any payments made as indemnification under Section 6.3 shall be considered adjustments to the Merger Price.

6.3.12 Effect of Notice. Notwithstanding anything to the contrary in Section 6.3, none of the Company, the Stockholders, Federal, Parent or the Merger Sub shall be deemed to have breached any representation, warranty, or covenant if (i) the Stockholders’ Representative shall have notified Federal, Parent or the Merger Sub or Federal, Parent or the Merger Sub shall have notified the Stockholders’ Representative, as the case may be, in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant and (ii) the party or parties receiving such notice shall have waived in writing such breach or inaccuracy.

6.3.13 Overestimation of Loss. In the event an Indemnified Party provides to the other party a Notice of Claim which estimates the damages grossly in excess of the damages actually settled, adjudicated or arbitrated, as the case may be, the Indemnifying Party may assert its expenses so incurred in a claim against the Indemnified Party.

6.3.14 Certain Limitations. In no event will Losses include claims for consequential, punitive or incidental damages, including consequential damages consisting of business interruption or lost profits.

6.4 Disclosure Generally. If and to the extent any information required to be furnished in any Schedule or Updated Schedule is contained in this Agreement or in any other Schedule or Updated Schedule attached hereto, such information shall be deemed to be included in all Schedules or Updated Schedules, respectively, in which the information is required to be included to the extent such disclosure is reasonably apparent on its face. The inclusion of any information in any Schedule or Updated Schedule attached hereto shall not be deemed to be an admission or acknowledgement by the Company or the Stockholders, in and of itself, that such information is material to or outside the ordinary course of the business of the Company.

6.5 Disclaimer of Implied Warranties. It is the explicit intent and understanding of each party hereto that no party hereto or any of such party’s Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party hereto or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY).

6.6 Access and Information. Subject to existing confidentiality obligations and applicable law and privileges, the Company shall afford to Parent and to a reasonable number of its officers, employees, accountants, counsel and other authorized representatives reasonable access, upon reasonable advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to its offices, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any Company office will be coordinated and conducted so as to not be disruptive to the operations of the Company and to preserve the confidentiality of the transactions contemplated hereby. In addition, with the prior consent of the Company, Parent, Federal and Merger Sub shall be permitted to meet with the Company’s significant customers.

6.7 Public Disclosure. Except as otherwise required by law, any press release or other public disclosure of information regarding the proposed transaction (including the negotiations or the termination of such negotiations with respect to the Merger and the terms and existence of this Agreement) shall be developed by Parent, subject to the Company’s review. Notwithstanding the provisions of Section 9.3, the Company, the Major Stockholders and Parent agree that each party’s non-disclosure obligations contained in Section 10 of the Letter of Intent shall remain in full force and effect in accordance with the terms thereof and hereof.

6.8 No Solicitation of Employees. Parent, Federal and Merger Sub agree that between the date of this Agreement and the Closing Date or the date two years after the date, if any, on which this Agreement is earlier terminated pursuant to its terms, whichever period is longer, neither Parent, Federal, Merger Sub, nor any of their respective Affiliates shall solicit, induce or recruit any of the employees or consultants who provide services to the Company on the date hereof and whose names appear on the Employee List or are otherwise provided to Federal in writing before the Closing Date, or within five (5) business days of any termination of this Agreement to leave their employment, otherwise than in the course of engaging in general advertisements or solicitations not directed specially to such employees or consultants; provided, however, that nothing in this Section 6.8 shall prohibit Parent, Federal and Merger Sub from making general employment solicitations in the media or over the internet and hiring any person who responds to such general solicitation.

6.9 Further Assurances.

6.9.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all such required action.

6.9.2 Novation of the Material Contracts. For a reasonable period of time after Closing (not to exceed 9 months) each party agrees to use commercially reasonable efforts to effect the novation of each Material Contract with a Governmental Entity that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government of the United States; provided however, that this Section 6.9.2 shall not obligate the company or any stockholder to incur any expense or liability.

6.10 Certain Tax Matters.

6.10.1 Tax Periods Ending on or before the Closing Date. Federal shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Federal shall permit the Stockholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholders’ Representative. Subject to all of the limitations set forth in Section 6.3, the Stockholders shall reimburse Federal for any Taxes of the Company with respect to such periods within fifteen (15) days after payment by Federal or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet or the Final Closing Balance Sheet.

6.10.2 Tax Periods Beginning Before and Ending after the Closing Date. Federal shall prepare or cause to be prepared and file or cause to be filed any separate Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Federal shall permit the Stockholders’ Representative to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholders’ Representative. Subject to all of the limitations set forth in Section 6.3, Sellers shall pay to Federal within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet or Final Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

6.10.3 Cooperation on Tax Matters.

(a) Federal, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Federal or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

(b) Federal and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Federal and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.10.4 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

6.10.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (including any corporate-level transfer gains tax triggered by the sale of the Company stock, and any transfer or similar tax imposed by any governmental authority), shall be borne equally by Federal and the Stockholders. The parties hereto will jointly file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

6.10.6 Tax Treatment of the Merger. The parties to this Agreement acknowledge that the Merger is intended to be treated for United States federal income tax purposes as the purchase by Federal, and the sale by each of the Stockholders, of all of the issued and outstanding shares of Company Common Stock. Each of the parties to this Agreement shall file all Tax Returns in a manner consistent with such treatment.

6.10.7 Section 338 Election. Notwithstanding anything to the contrary in this Agreement, the Stockholders shall have no liability under any provision of this Section 6.10 in connection with any election made under Section 338 of the Code with respect to the transactions contemplated under this Agreement.

6.11 Notification. From the date hereof until the Closing Date, the Company shall promptly disclose to Parent, Federal and Merger Sub in writing any material variances from the representations and warranties contained in Article 3 promptly upon discovery thereof, in the form of “Updated Schedules” delivered to Parent, Federal and Merger Sub. From the date hereof until the Closing Date, Parent, Federal and Merger Sub shall promptly disclose to the Company and the Stockholders’ Representative in writing any material variances from Parent, Federal and Merger Sub representations and warranties contained in Article 4, and Parent, Federal and Merger Sub shall promptly disclose to the Stockholders’ Representative if any of Parent, Federal and Merger Sub obtains actual knowledge that any of the representations and warranties of the

Company in this Agreement and the Schedules hereto are not true and correct in all material respects, or if any of Parent, Federal and Merger Sub obtains actual knowledge of any material errors in, or omissions from, the Exhibits or Schedules to this Agreement, except that Parent, Federal and Merger Sub shall not be required to disclose anything that the Company has disclosed on the Updated Schedules.

6.12 Amendment of Charter Documents. For a period of six (6) years after the Closing Date, neither Parent nor Federal shall (and shall cause the Surviving Corporation not to) amend the corporate charter or by-laws of the Surviving Corporation, if the effect of doing so would be to reduce or narrow the scope of the Company’s obligations to indemnify its officers and directors who served in such capacities prior to the Closing Date or to reduce or narrow the scope of any exculpatory provision in favor of any such person. Parent acknowledges that the intent of this provision is to give such persons the benefits of indemnity and exculpation to the fullest extent permitted by applicable law.

6.13 Employee Matters. For a period of at least one year following the Closing, the employees of the Surviving Corporation shall be eligible to receive employee benefits that in the aggregate are substantially comparable to the employee benefits currently provided to them by the Company.

6.14 Payment of Bonuses to Company Employees. Parent acknowledges that the Company has accrued bonuses in the amount of approximately $298,500 for certain employees of the Company designated in a list to be provided by the Company to Parent at Closing, and Parent agrees that it will cause the Surviving Corporation to pay out all such bonuses accrued on the Closing Balance Sheet to such employees, to the extent not previously distributed, no later than one-hundred twenty (120) days following the Closing Date. In the event a listed employee is terminated by the Company (or an affiliate) without cause, Parent will cause the Surviving Corporation to pay the applicable bonus to such employee on the date of termination.

6.15 Books and Records. The Parent agrees that it will cause the Surviving Corporation to preserve all books and records of the Company received from the Stockholders, or held by the Surviving Corporation immediately after the Closing, and provide the Stockholders or their agents reasonable access to such books and records for a period of six (6) years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

6.16 Stockholders’ Meeting. In order to consummate the Merger, the Company, acting through its board of directors shall in accordance with its charter and bylaws and applicable law: (i) duly call, give notice of and hold a meeting of its Stockholders as soon as practicable following the date hereof; and (ii) include in such notice the recommendation of its board of directors that the Stockholders vote in favor of the Agreement.

Article 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

7.1.1 No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency since the date of this Agreement that would prohibit or materially restrict the Merger or any other material transaction contemplated hereby.

7.1.2 Government Consents. All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities) required for the consummation of the Merger and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Merger contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

7.2 Conditions Precedent to Obligation of Parent, Federal and Merger Sub to Consummate the Merger. The obligation of Parent, Federal and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived by Parent, Federal or Merger Sub prior to Closing:

7.2.1 Representations and Warranties. The representations and warranties of the Company contained in Article 3 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, other than changes contemplated by this Agreement and other than those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties as have neither had nor reasonably would be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Schedules made or purported to have been made after execution of this Agreement, including the Updated Schedules, shall be disregarded); and the Company and the Stockholders shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of the Company by the President and Chief Financial Officer of the Company and signed on behalf of the Stockholders by the Stockholders’ Representative.

7.2.2 Agreements and Covenants. The Company shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and the Stockholders shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the President and Chief Financial Officer of the Company and signed on behalf of the Stockholders by the Stockholders’ Representative.

7.2.3 Legal Opinion. Parent, Federal and Merger Sub shall have received an opinion from Dickstein Shapiro Morin & Oshinsky LLP, counsel to the Company, in substantially the form attached hereto as Exhibit B.

7.2.4 Closing Documents. The Company and the Stockholders shall have delivered to Parent the Company closing certificate described hereafter in this paragraph and such closing documents as the Parent shall reasonably request (other than additional opinions of counsel). The Company closing certificate, dated as of the Closing Date, duly executed by the Company’s secretary, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of the Company in connection herewith, (ii) the resolutions adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the certificate of incorporation and by-laws of the Company.

7.2.5 Third Party Consents. All third party consents or approvals listed in Schedule 7.2.5 hereto shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.6 Diligence Review. Parent shall have conducted a diligence investigation of all matters related to the business of the Company set forth on Schedule 7.2.6 in the manner and scope set forth on Schedule 7.2.6, and the results of such diligence investigation shall have been reasonably satisfactory to Parent.

7.2.7 Employment Agreements. The Company shall have entered into the Parent’s standard written employment agreement with substantially all of the previously identified employees of the Company, in the form attached hereto as Exhibit H.

7.2.8 Consulting, Non-Compete, Non-Solicitation and Non-Disturbance Agreement. The Company shall have entered into a written consulting, non-compete, non-solicitation and non-disturbance agreement with Stan Ecton substantially in the form attached hereto as Exhibit G (the “Consulting Agreement”).

7.2.9 Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered a Company Material Adverse Effect.

Notwithstanding the failure of any one or more of the foregoing conditions, Parent, Federal and Merger Sub may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

7.3 Conditions to Obligations of the Company and the Stockholders to Consummate the Merger. The obligation of the Company and the Stockholders to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by the Company or the Stockholders’ Representative prior to Closing:

7.3.1 Representations and Warranties. The representations and warranties of Parent, Federal and Merger Sub contained in Article 4 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and Parent shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

7.3.2 Agreements and Covenants. Parent, Federal and Merger Sub shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to the Company a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

7.3.3 Legal Opinion. The Company shall have received an opinion from Parent in substantially the form attached hereto as Exhibit C.

7.3.4 Closing Documents. Parent, Federal and Merger Sub shall have delivered to the Company closing certificates of Parent, Federal and Merger Sub and such other closing documents as the Company shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent, Federal and Merger Sub, dated as of the Closing Date, duly executed by the secretary of Parent, Federal and Merger Sub, respectively, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent, Federal and Merger Sub in connection herewith, (ii) the resolutions adopted by the board of directors of Parent, Federal and Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the Certificate of Incorporation and By-Laws of the Parent and Certificate of Incorporation and By-Laws of Federal.

7.3.5 Material Adverse Effect. Since the date of this Agreement, Parent shall not have suffered a Parent Material Adverse Effect.

7.3.6 Payment of Merger Price. The Parent shall have tendered the aggregate First Payment and the Holdback Amount pursuant to the provisions of Section 2.6.3 hereof.

7.3.7 Written Waiver. To the extent that Parent, Federal and Merger Sub agree to proceed with the Closing without satisfaction, in whole or in part, of any one or more of the conditions in Section 7.2, if the Company has requested that Parent, Federal and Merger Sub deliver to the Company a written waiver of any rights or remedies any of them may have against the Company and the Stockholders by reason of the specific failure of any such conditions then it shall be a condition to the obligations of the Company and the Stockholders to consummate the Merger that, Parent, Federal and Merger Sub shall have delivered such written waiver.

Notwithstanding the failure of any one or more of the foregoing conditions, the Company and the Major Stockholders may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

Article 8

SURVIVAL OF REPRESENTATIONS

8.1 The Company’s Representations. All representations and warranties made by the Company in Article 3 of this Agreement or the certificate delivered by the Company pursuant to Section 7.2.1 hereof shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the date which is 18 months after the Closing Date (except that Parent Indemnified Party claims pending on such date continue until resolved). The covenants made by the Company or the Stockholders in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent.

8.2 Parent’s Representations. All representations and warranties made by Parent, Federal and Merger Sub in this Agreement or any certificate or other writing delivered by Parent, Federal, Merger Sub or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Company and shall terminate on the date when all amounts due pursuant to Section 2.6.4 are paid in full (except that Stockholder Indemnified Party claims pending on such date shall continue until resolved).

Article 9

OTHER PROVISIONS

9.1 Termination Events. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, provided however that upon any such termination the surviving obligations of the Parties under the Letter of Intent, including the obligations of confidentiality and non-solicitation, shall continue in full force and effect in accordance with the terms of the Letter of Intent:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Major Stockholders and such breach has not been cured within ten business days after written notice to the Company (provided, that neither Parent nor Federal is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2.1 or Section 7.2.2 hereof, as the case may be, will not be satisfied;

(c) by Parent, if the Company, its board of directors or the Major Stockholders shall have (i) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (ii) taken any public position inconsistent with its approval or recommendation, including, without limitation, having failed (without the consent of Parent) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval);

(d) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent, Federal or Merger Sub and such breach has not been cured within ten business days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3.1 or Section 7.3.2 hereof, as the case may be, will not be satisfied;

(e) by the Company, if the Company accepts an Acquisition Proposal for any reason, including pursuant to a good-faith determination by its Board of Directors, after consulting with counsel, that not to accept the Acquisition Proposal would constitute a breach of the Directors’ fiduciary duty under the CV; provided, however, that in that event the Company shall pay to Parent the amount pursuant to Section 6.1;

(f) by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or

(g) by any party hereto if the Merger shall not have been consummated by November 16, 2002 , provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To Parent, Federal and Merger Sub:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Dr. J. P. London, Chairman

with copies to:

Jeffrey P. Elefante

Executive Vice President, General Counsel and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

David W. Walker, Esq.

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

To the Company:

Stan Ecton

Chief Executive Officer

Acton Burnell, Inc.

1500 N. Beauregard Street, Suite 210

Alexandria, VA 22311-1715

with copies to:

Ira H. Polon, Esq.

Dickstein Shapiro Morin & Oshinsky LLP

2101 L Street NW

Washington, DC 20037-1526

To any of the Major Stockholders or the Stockholders’ Representative: at the addresses set forth in Schedule A.

with copies to:

Ira H. Polon, Esq.

Dickstein Shapiro Morin & Oshinsky LLP

2101 L Street NW

Washington, DC 20037-1526

9.3 Entire Agreement. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

9.4 Assignability. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

9.5 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6 Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7 Governing Law. This Agreement shall take effect and shall be construed as a contract under the laws of the Commonwealth of Virginia.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

9.9 Jurisdiction. The parties hereto consent to personal jurisdiction in the Commonwealth of Virginia and agree that the exclusive venue and place of trial for the resolution of any disputes arising in connection with the interpretation or enforcement of this Agreement shall be either the federal or state court in the Commonwealth of Virginia.

9.10 Legal Representation. It is understood and agreed that the firm of Dickstein Shapiro Morin & Oshinsky LLP (“DSMO”) has represented the Stockholders in connection with the negotiation and execution of this Agreement and has not represented any interest of Parent, Federal, or Merger Sub. It is further understood that DSMO has represented and advised the Company in connection with this Agreement and in connection with other matters during the period before the Closing when the Company’s interest has been consistent with the interests of the Stockholders. In any dispute or proceeding arising under or in connection with this Agreement, including without limitation under Article VI, the Stockholders shall have the right, at their election, to retain DSMO to represent them in that matter, and each of Parent, Federal and Merger Sub, for itself, for the Surviving Corporation and for their respective successors and assigns, hereby consents to any such representation in any such matter. Each of Parent, Federal, Merger Sub, for itself, for the Surviving Corporation and for their respective successors and assigns, hereby acknowledges and agrees that all communications between the Stockholders and their counsel, including without limitation DSMO, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Stockholders and such counsel; and none of Parent, Federal or the Surviving Corporation, nor any Person purporting to act on behalf of or through Parent, Federal or the Surviving Corporation, will seek to compel disclosure of the same by any process. Nothing in this section shall be construed as a waiver by or on behalf of the Company or the Surviving Corporation of any right to confidentiality, including any attorney-client privilege, with respect to communications made by or on behalf of the Company to DSMO in connection with DSMO’s engagement as counsel to the Company with respect to matters not related to this Agreement.

9.11 Amendment. Subject to Section 13.1-718(I) of the CV, the board of directors of each corporation party to the Merger may amend the Agreement at any time prior to issuance of the certificate of merger. Such amendment shall be made by written agreement.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Merger under seal as of the date first above written.

CACI International Inc

By:
Title:

CACI, Inc. - Federal

By:
Title:

CACI Acquisition Corporation

By:
Title:

Acton Burnell, Inc.

By:
Title:

Major Stockholders:

Stan Ecton

Ronald Moreau

Charles F. Olsick, Jr.

James Clancy

Bill Betzner

List of Exhibits and Schedules

Exhibit	Description
A	Schedule of Liens
B	Form of Opinion of Company’s Counsel
C	Form of Opinion of Parent
D	Form of Closing Certificate
E	Paying Agent Agreement
F	Principles and Procedures
G	Form of Consulting, Non-Compete, Non-Solicitation and Non-Disturbance Agreement
H	Form of Parent’s Standard Employment Agreement
2.1	Articles of Merger

Schedule	Description
A	List of Major Stockholders
3.1	Corporate Status of the Company
3.2	Capital Stock.
3.4	Authority for Agreement; Noncontravention.
3.6	Absence of Material Adverse Changes
3.7	Absence of Undisclosed Liabilities
3.8	Compliance with Applicable Law, Charter and By-Laws
3.9	Litigation and Audits
3.10	Tax Matters
3.11	Employee Benefit Plans.
3.12	Employment-Related Matters.
3.13	Environmental.
3.15	Assets Other Than Real Property.
3.16	Real Property.
3.17	Agreements, Contracts and Commitments.
3.18	Intellectual Property.
3.18.3	Employee Agreements
3.19	Insurance Contracts
3.20	Banking Relationships
3.21	Absence of Certain Relationships
5.1	Conduct of Business of the Company
7.2.5	Third Party Consents
7.2.6	Diligence Review